Exhibit 10.1.54

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT

THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A

REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL

HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE

COMMISSION: [***]

Amendment No. 3

To the Master Supply and Services Agreement

Between ZTE USA and Gogo LLC

This is Amendment No. 3 (the “Amendment”), dated as the Effective Date, to the Master Supply and Services Agreement dated August 17, 2011, as previously amended by Amendment No. 1 dated January 01, 2013 and Amendment No. 2 dated January 1, 2016 (collectively the “Agreement”) is by and between Gogo LLC (hereinafter referred to as “Gogo”) having its registered office at 111 N Canal St, Chicago IL 60606 and ZTE USA, Incorporated having a place of business at 2425 North Central Expressway Suite600, Richardson, TX 75080 (hereinafter referred to as “ZTE”). Gogo and ZTE are each referred to hereinafter as a “Party” or collectively as the “Parties”.

WHEREAS, the Parties entered into the Agreement on August 17, 2011;

WHEREAS, the Parties now wish to amend the Agreement in accordance with its terms to modify the Section 14 Warranty and Support Services.

WHEREAS, ZTE shall provide extended warranty for all Products provided by ZTE; and

WHEREAS, this Amendment to the Agreement is entered into and made effective as of July 1, 2017 (“Effective Date”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows.

1.	Capitalized terms used herein and not otherwise defined herein shall have such meaning as set forth in the Agreement.

2.	Amendment 2, Article 3a through 3g shall be removed from the agreement. Article 3h shall be retained and 3i first paragraph shall be modified as stated below and the remainder remains unchanged.

3 i) Unless ZTE runs out of stock for a card (NOTE ZTE will process the spares based on the inventory already provided until this inventory is depleted), which at that point Gogo would assume the sparing burden, and the following shall apply: If a faulty CDMA I2 product is replaced, and that same serial number is recycled back to Gogo and fails three (3) times or more in a consecutive two (2) year period, then upon written request ZTE will provide at no charge, a serviceable exchange of a new unit within ten (10) days of the request, provided inventory is still in stock. The

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exchanged Product shall meet all terms of this Agreement, and has not been previously classified as a Rogue Unit by Gogo. If a faulty CDMA I2 card is replaced, the requirement for both sides is to track by serial number and product ID of each part prior to shipping and decommissioning of each defective CDMA I2 BTS. ZTE will work in parallel to record all activity related to this BTS for tracking all decommission I2 parts. This will allow both parties to understand each failure and course of replacement of the I2 parts, weather decommissioned, or current stock from both agencies. For avoidance of doubt, if ZTE runs out of the I2 Product, but the Product in question has a chronic issue, Gogo and ZTE will mutually agree to a resolution of the chronic issue and ZTE will support Gogo through prompt resolution, including but not limited to hardware analysis to find the root cause and recommendations within thirty (30) business days.

3.	Pricing and Terms set forth in Amendment 2 shall be deleted and replaced with the following:

a) Basic and Extended Warranty Services. Fees applicable for the Basic and Extended Warranty Service are priced as a percentage of the purchase price of each access and core Network Element (“NE”) specified in Schedules 5A, 5B and 5C (and includes both the hardware and software components of each NE) on a per annum basis. All Products purchased by Gogo within the duration of the Amendment are subject to the Basic and Extended Warranty Services fees, including NE Components, except:

1 Any NEs permanently removed from commercial use or lab use permanently in its entirety. Gogo will notify ZTE in writing of any products permanently removed from service. ZTE reserves the right to verify such removal.

2 Spare parts stock purchased by Gogo for the purpose of maintenance of its network.

3 Any ZTE products which have been deemed “Manufacturer Discontinued” by ZTE and have reached their published end-of life date and which can no longer be serviced by either ZTE or ZTE USA

4 The Basic Warranty Services period shall be 24 months for newly purchased CDMA SDR products up to and including the 5th year of the contract terms of the warranty agreement delivery date to Gogo. All future new expansion of the CDMA network after the start date of this agreement will require to be amended to this agreement. The fees for Extended Warranty are set forth below:

W&S SERVICE FEES BEGINNING July 1,2017
Value of Delivered Equipment $[***]	1.5% Total PO Value
Per half year	$[***]
Per Year	$[***]
Total July 1st 2017-Dec 31st 2020	$[***]

Notes:

1	Remaining balance of the 2017 year will be applicable upon execution at the new price. For avoidance of doubt the total due for 2017 to cover Q3 and Q4 is $[***].

2	The Effective Date of this price begins July 1, 2017 and shall remain valid through December 31, 2020, or until otherwise mutually agreed in writing.

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2	For the duration of this extension, on an annual basis, Gogo shall issue a purchase order to ZTE for one (1) year of Warranty Service in every January and ZTE will invoice Gogo quarterly in, January, April, July, and October, according to the pricing grid above.

3	Pricing applies to the revised Warranty Services Description_V2.3 (Gogo Air) which is attached with this Amendment.

4	ZTE shall advise in writing a minimum of six (6) months in advance of any product being Manufacturer Discontinued to permit submission of final order(s) by Gogo.

5	The “Values of Delivered Equipment” above will be calculated at the beginning of the Amendment Term and remains the same through the whole contract period (“Firm Fixed Price”). Warranty Services shall be invoiced accordingly.

4.	The terms of the Agreement are amended and modified by the terms and conditions of this Amendment, which shall supersede and prevail over any conflicting terms and conditions, set forth in the Agreement. Except as specifically set forth herein (or as set forth in any other written amendments which may be entered into between the parties), all of the terms and conditions of the Agreement remain unmodified and in full force and effect. No waiver, modification, or addition to this Amendment or the Agreement shall be valid unless in writing and signed by the parties hereto.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective, duly authorized representative.

Accepted and Agreed to:

ZTE USA, Inc.		Gogo LLC

By:	/s/ Yao Zhenhue	By:	/s/ Mike Rupert

Name:	Yao Zhenhue	Name:	Mike Rupert

Title:	GM	Title:	Vice President

Date:	July 7, 2017	Date:	July 13, 2017

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